Exhibit 5.1

July 25, 2023

The Board of Directors

RTX Corporation

1000 Wilson Blvd.

Arlington, Virginia 22209

Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) by RTX Corporation (the “Corporation”) under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of up to 75,000,000 shares of the Corporation’s common stock, par value $1.00 per share (the “Shares”), issuable under the Raytheon Technologies Corporation 2018 Long-Term Incentive Plan, as amended and restated effective April 26, 2021 (the “Plan”).

I have acted as counsel to the Corporation in connection with certain matters relating to the Plan, including the registration of the Shares. I have reviewed such corporate proceedings relating thereto and have examined such records, certificates and other documents and considered such questions of law as I have deemed necessary in giving this opinion, including:

(i)	the Corporation’s Amended and Restated Certificate of Incorporation, dated as of May 3, 2023;

(ii)	the Corporation’s Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of July 17, 2023;

(iii)	the Corporation’s Amended and Restated Bylaws, dated as of July 17, 2023;

(iv)	certain resolutions adopted by the Board of Directors of the Corporation;

(v)	a copy of the Plan; and

(vi)	the Registration Statement.

In examining the foregoing documents, I have assumed all signatures are genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals and that the representations and statements included therein are accurate.

I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources I believe to be responsible.

Based on the foregoing, it is my opinion that the Shares have been duly authorized, and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I do not express any opinion herein on any laws other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Zachary R. Osborne
Zachary R. Osborne
Vice President, Assistant Corporate Secretary & Associate General Counsel